EXHIBIT 10.1

KRAFT FOODS GROUP, INC.
2012 PERFORMANCE INCENTIVE PLAN

GLOBAL STOCK OPTION AWARD AGREEMENT

KRAFT FOODS GROUP, INC., a Virginia corporation (the “Company”), hereby grants to the employee identified in the Award Statement (the “Optionee” identified in the “Award Statement”) attached hereto under the Kraft Foods Group, Inc. 2012 Performance Incentive Plan (the “Plan”) a non-qualified stock option (the “Option”). The Option entitles the Optionee to exercise up to the aggregate number of shares set forth in the Award Statement (the “Option Shares”) of the Company’s Common Stock, at the Grant Price per share set forth in the Award Statement (the “Grant Price”). Capitalized terms not otherwise defined in this Global Stock Option Award Agreement, including, as applicable, the non-competition and non-solicitation covenants provided in the attached Appendix A hereto and any country-specific terms set forth in Appendix B hereto (the “Agreement”), shall have the meaning set forth in the Plan. The Option is subject to the following terms and conditions (including, as applicable, the non-competition and non-solicitation covenants provided in the attached Appendix A hereto and the country-specific terms set forth in Appendix B to the Agreement):

1.Vesting. Prior to the satisfaction of the Vesting Requirements set forth in the Schedule in the Award Statement (the “Schedule”), the Option Shares may not be exercised except as provided in paragraph 2 below.

2.Vesting Upon Termination of Employment. In the event of the termination of the Optionee’s employment with the Kraft Foods Group (as defined below in paragraph 14) prior to satisfaction of the Vesting Requirements other than by reason of Early Retirement (as defined below in paragraph 14) occurring after December 31 of the same year as the date of grant of the Option, Normal Retirement (as defined below in paragraph 14), death or Disability (as defined below in paragraph 14), or as otherwise determined by (or pursuant to authority granted by) the Committee administering the Plan, this Option shall not be exercisable with respect to any of the Option Shares set forth in the Award Statement. If death or Disability of the Optionee occurs prior to satisfaction of the Vesting Requirements, this Option shall become immediately exercisable for 100% of the Option Shares set forth in the Award Statement. If the Optionee’s employment with the Kraft Foods Group is terminated by reason of Normal Retirement, or by Early Retirement occurring after December 31 of the same year as the date of grant of the Option, the Option Shares shall continue to become exercisable as set forth on the Schedule as if such Optionee’s employment had not terminated.

3.Exercisability Upon Termination of Employment. During the period commencing on the first date that the Vesting Requirements are satisfied (or, such earlier date determined in accordance with paragraph 2) until and including the Expiration Date set forth in the Schedule, this Option may be exercised in whole or in part with respect to such Option Shares, subject to the following provisions:

(a)    In the event that the Optionee’s employment is terminated by reason of Early Retirement occurring after December 31 of the same year as the date of grant of the Option, Normal Retirement, death or Disability, such Option Shares may be exercised on or prior to the Expiration Date;

(b)    If employment is terminated by the Optionee (other than by Early Retirement occurring after December 31 of the same year as the date of grant of the Option, death, Disability or Normal Retirement), such Option Shares may be exercised for a period of 30 days from the effective date of termination;

(c)    If, other than by death, Disability, Normal Retirement, or Early Retirement occurring after December 31 of the same year as the date of grant of the Option, the Optionee’s employment is terminated by the Company, a subsidiary or affiliate without cause for any reason (even if such termination constitutes unfair dismissal under the employment laws of the country where the Optionee resides or if the Optionee’s termination is later determined to be invalid and his or her employment is reinstated) or in the event of any other termination of employment caused directly or indirectly by the Company or a subsidiary or affiliate, such Option Shares may be exercised for a period of 12 months following such termination; provided, however, if the Optionee shall die within such 12-month period, such Option Shares may be exercised for a period of 12 months from the date of death of the Optionee; and

(d)    If the Optionee’s employment is involuntarily suspended or terminated for Cause, no Option Shares may be exercised during the period of suspension, or following such termination of employment.

No provision of this paragraph 3 shall permit the exercise of any Option Shares after the Expiration Date. For purposes of this Agreement, the Optionee’s employment shall be deemed to be terminated (i) when he or she is no longer actively employed by the Kraft Foods Group (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any), and (ii) when he or she is no longer actively employed by a corporation, or a parent or subsidiary thereof, substituting a new option for this Option (or assuming this Option) in connection with a merger, consolidation, acquisition of property or stock, separation, split-up, reorganization, liquidation or similar transaction. The Optionee shall not be considered actively employed during any notice period or period of pay in lieu of notice required under any applicable law or during any other period for which he or she is receiving, or is eligible to receive, salary continuation, notice period or garden leave payments, or other benefits under the Kraft Foods Group, Inc. Severance Pay Plan, or any similar plan maintained by the Kraft Foods Group or through other such arrangements that may be entered into that give rise to separation or notice pay, except in any case in which the Optionee is eligible for Normal Retirement or Early Retirement upon the expiration of salary continuation or other benefits. The Committee shall have the exclusive discretion to determine when the Optionee is no longer actively employed for purposes of the Option. Unless otherwise determined by the Committee, leaves of absence shall not constitute a termination of employment for purposes of this Agreement. Notwithstanding the foregoing provisions and unless otherwise determined by the Company, this Option may only be exercised on a day that the NASDAQ Global Select Market (the “Exchange”) is open. Accordingly, if the Expiration Date is a day the Exchange is closed, the Expiration Date shall be the immediately preceding day on which the Exchange is open.

4.    Exercise of Option and Withholding Taxes. This Option may be exercised only in accordance with the procedures and limitations (including the country-specific terms set forth in Appendix B to the Agreement) set forth in the Company’s Equity Awards Plan Guide, as amended from time to time (the “Methods of Exercise”).

The Optionee acknowledges that, regardless of any action taken by the Company or, if different, the Optionee’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax‑related items related to the Optionee’s participation in the Plan and legally applicable to the Optionee (“Tax-Related Items”), is and remains the Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Employer.
The Optionee further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the Option, the subsequent sale of Option Shares acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further if the Optionee becomes subject to any Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable event (including jurisdictions outside the United States), the Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for (including report) Tax-Related Items in more than one jurisdiction.

The Optionee acknowledges and agrees that the Company shall not be required to deliver the Option Shares being exercised upon any exercise of this Option unless it has received payment in a form acceptable to the Company for all applicable Tax-Related Items, as well as amounts due to the Company as “theoretical taxes” pursuant to the then-current international assignment and tax and/or social insurance equalization policies and procedures of the Kraft Foods Group, or arrangements satisfactory to the Company for the payment thereof have been made.

In this regard, the Optionee authorizes the Company and/or the Employer, in their sole discretion and without any notice or further authorization by the Optionee, to withhold all applicable Tax-Related Items legally due by the Optionee and any theoretical taxes from the Optionee’s wages or other cash compensation paid by the Company and/or the Employer or from proceeds of the sale of Option Shares acquired at exercise either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf and at the Optionee’s direction pursuant to this authorization) without further consent. In addition, unless otherwise determined by the Committee, Tax-Related Items or theoretical taxes may be paid with outstanding shares of the Company’s Common Stock, such shares to be valued at Fair Market Value on the exercise date, or by the Company withholding from Option Shares subject to the exercised Option, provided, however, that withholding in Option Shares shall be subject to approval by the Committee to the extent deemed necessary or advisable by counsel to the Company at the time of any relevant tax withholding event. Finally, the Optionee agrees to pay to the Company or the Employer any amount of Tax-Related Items and theoretical taxes that the Company or the Employer may be required to withhold or account for as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means previously described.
To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items or theoretical taxes by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items and/or theoretical taxes is satisfied by withholding in Option Shares, for tax purposes, the Optionee is deemed to have been issued the full number of Option Shares subject to the exercised Option, notwithstanding that a number of the Option Shares are held back solely for the purpose of paying the Tax-Related Items.
5.    Cash-Out of Option. The Committee may elect to cash out all or a portion of the Option Shares to be exercised pursuant to any Method of Exercise by paying the Optionee an amount in cash or Common Stock, or both, equal to the Fair Market Value of such shares on the exercise date less the Grant Price for such shares.

6.    Transfer Restrictions. Unless otherwise required by law, this Option is not transferable or assignable by the Optionee in any manner other than by will or the laws of descent and distribution and is exercisable during the Optionee’s lifetime only by the Optionee. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

7.    Adjustments. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock after the date of this Award, the Committee shall make adjustments to the terms and provisions of this Award (including, without limiting the generality of the foregoing, terms and provisions relating to the Grant Price and the number and kind of shares subject to this Option) as it deems appropriate, including, but not limited to, the substitution of equity interests in other entities involved in such transactions, to provide for cash payments in lieu of the Option, and to determine whether continued employment with any entity resulting from such transaction or event will or will not be treated as a continued employment with the Kraft Foods Group, in each case, subject to any Committee action specifically addressing any such adjustments, cash payments or continued employment treatment.

8.    Successors. Whenever the word “Optionee” is used herein under circumstances such that the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom this Option may be transferred pursuant to this Agreement, it shall be deemed to include such person or persons. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall acquire any rights hereunder in accordance with this Agreement, the Award Statement or the Plan.

9.    Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia, U.S.A., without regard to choice of laws principles thereof.

10.    Award Confers No Rights to Continued Employment - Nature of the Grant. Nothing contained in the Plan or this Agreement (including, as applicable, the appendices) shall give any employee the right to be retained in the employment of any member of the Kraft Foods Group or affect the right of any such employer to terminate any employee. The adoption and maintenance of the Plan shall not constitute an inducement to, or condition of, the employment of any employee. Further, the Optionee acknowledges and agrees that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
(c)    all decisions with respect to future option or other grants, if any, will be at the sole discretion of the Committee;
(d)    the Optionee is voluntarily participating in the Plan;
(e)    the Option and the Option Shares subject to the Option are not intended to replace any pension rights or compensation;
(f)    the Option and the Option Shares subject to the Option and the income and the value of same are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension, retirement or welfare benefits;
(g)     the future value of the underlying Option Shares is unknown, indeterminable and cannot be predicted with certainty;
(h)    if the underlying shares of Common Stock do not increase in value, the Option will have no value;
(i)    if the Optionee exercises the Option and obtains shares of Common Stock, the value of those shares of Common Stock acquired upon exercise may increase or decrease in value, even below the Grant Price;
(j)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of the Optionee’s employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of any employment laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any), and in consideration of the grant of the Option to which the Optionee is otherwise not entitled, the Optionee irrevocably agrees never to institute any claim against the Company, any of its subsidiaries or affiliates or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Kraft Foods Group and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(k)    unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock of the Company;

(l)     the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, or the Optionee’s acquisition or sale of the underlying shares of Common Stock;
(m)     the Optionee is hereby advised to consult with the Optionee’s own personal tax, legal and financial advisors regarding the Optionee’s participation in the Plan before taking any action related to the Plan;
(n)    the Option is designated as not constituting an Incentive Stock Option; this Agreement shall be interpreted and treated consistently with such designation; and
(o)    the following provisions apply only if the Optionee is providing services outside the United States:
(i)    the Option and the Option Shares subject to the Option are not part of normal or expected compensation or salary for any purpose; and

(ii)    The Optionee acknowledges and agrees that neither the Company, the Employer nor any member of the Kraft Foods Group shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States Dollar that may affect the value of the Option or any shares of Common Stock delivered to the Optionee upon exercise of the Option or of any proceeds resulting from the Optionee’s sale of such shares.
11.    Data Privacy. The Optionee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this Agreement and any other Option grant materials (such information collectively referred to herein as “Data”) by and among, as applicable, the Employer and the Kraft Foods Group for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.

The Optionee understands that the Company and the Employer may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the exclusive purpose of implementing, administering and managing the Plan .

The Optionee understands that Data will be transferred to UBS Financial Services (“UBS”), or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Optionee understands that Data may also be transferred to the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, or such other public accounting firm that may be engaged by the Company in the future. The Optionee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that if he or she resides outside the United States, the Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting the Optionee’s local human resources representative. The Optionee authorizes the Company, UBS and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that if he or she resides outside the United States, the Optionee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Optionee’s local human resources representative. Further, the Optionee understands that he or she is providing the consents herein on a purely voluntary basis. If the Optionee does not consent, or if the Optionee later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Optionee’s consent is that the Company would not be able to grant the Optionee an Option or other equity awards or administer or maintain such awards. Therefore, the Optionee understands that refusing or withdrawing his or her consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative.

12.Interpretation. The terms and provisions of the Plan (a copy of which will be furnished to the Optionee upon written request to the Office of the Corporate Secretary, Kraft Foods Group, Inc., Three Lakes Drive, Northfield, Illinois, U.S.A. 60093) are incorporated herein by reference. To the extent any provision in this Agreement is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. The Committee shall have the right to resolve all questions which may arise in connection with the Award or this Agreement, including whether an Optionee is no longer actively employed and any interpretation, determination or other action made or taken by the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

13.Restrictive Covenants. If the Optionee is, as of the date of grant of the Option, designated in Salary Band G or above, the Option shall be subject to the non-competition and non-solicitation covenants set forth in the Appendix A to this Agreement.

14.Miscellaneous Definitions. For the purposes of this Agreement, the term “Disability” means permanent and total disability as determined under the procedures established by the Company for purposes of the Plan and the term “Normal Retirement” means retirement from active employment under a pension plan of the Kraft Foods Group, or under an employment contract with any member of the Kraft Foods Group, on or after the date specified as normal retirement age in the pension plan or employment contract, if any, under which the Optionee is at that time accruing pension benefits for his or her current service (or, in the absence of a specified normal retirement age, the age at which pension benefits under such plan or contract become payable without reduction for early commencement and without any requirement of a particular period of prior service). For the purposes of this Agreement, “Early Retirement” means retirement from active employment other than Normal Retirement, as determined by the Committee, in its sole discretion. As used herein, “Kraft Foods Group” means Kraft Foods Group, Inc. and each of its subsidiaries and affiliates. For purposes of this Agreement, (x) a “subsidiary” includes only any company in which the applicable entity, directly or indirectly, has a beneficial ownership interest of greater than 50 percent and (y) an “affiliate” includes only any company that (A) has a beneficial ownership interest, directly or indirectly, in the applicable entity of greater than 50 percent or (B) is under common control with the applicable entity through a parent company that, directly or indirectly, has a beneficial ownership interest of greater than 50 percent in both the applicable entity and the affiliate.

15.Language. If this Agreement or any other document related to the Plan is translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

16.Compliance With Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to deliver any Option Shares issuable upon exercise of the Option prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the Commission or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Optionee understands that the Company is under no obligation to register or qualify the shares with the Commission or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, the Optionee agrees that the Company shall have unilateral authority to amend the Plan and the Agreement without the Optionee’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of shares of Common Stock.

17.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or to request the Optionee’s consent to participate in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18.Agreement Severable. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

19.Headings. Headings of paragraphs and sections used in this Agreement are for convenience only and are not part of this Agreement, and must not be used in construing it.

20.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Optionee’s participation in the Plan, on the Option, and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21.Appendix B. Notwithstanding any provisions in this Agreement, the Option shall be subject to any special terms set forth in Appendix B to this Agreement for the Optionee’s country. Moreover, if the Optionee relocates to one of the countries included in Appendix B, the special terms for such country will apply to the Optionee, to the extent the Company determines that the application of such terms is necessary or advisable for legal or administrative reasons.

22.Waiver. The Optionee acknowledges that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by the Optionee or any other participant of the Plan.

IN WITNESS WHEREOF, this Global Stock Option Award Agreement has been granted as of _______________, ______.

KRAFT FOODS GROUP, INC.

APPENDIX A

NON-COMPETITION AND NON-SOLICITATION COVENANTS
APPLICABLE TO CERTAIN EMPLOYEES

I.	APPLICATION

This Appendix A includes additional terms and conditions that govern the Option Shares granted to the Optionee under the Plan if the Optionee is, as of the date of grant of the Option, designated in Salary Band G or above. Therefore, by accepting the Option, a Salary Band G or above Participant will be agreeing to comply with the restrictive covenants and other provisions set forth below.

II.	RESTRICTIVE COVENANTS

a.Acknowledgements. In exchange for receiving the Option, the Optionee acknowledges and agrees that the services to be rendered by Optionee to the Company will be of a special character having a unique value to the Company, and that, as a result of the Optionee’s role and position within the Company, the Optionee will be provided with specialized training and given access to, or be responsible for the development of, some of the Company’s most sensitive confidential information, the disclosure and use of which would be harmful if used for the benefit of the Company’s competitors. Optionee recognizes that the Company’s relationships with the customers, suppliers, licensees, licensors, vendors, consultants, and independent contractors (collectively, “Partners”) with which the Optionee serves or has contact, and with other employees, is special and unique, based upon the development and maintenance of goodwill resulting from the Partners’, and other employees’ contacts with the Company and its employees, including the Optionee. Optionee also recognizes that the Company’s relationship with other employees, is special and unique, based upon the development, maintenance, and provision of training, opportunities, and goodwill by the Company and its employees, including the Optionee. The Optionee further acknowledges the Company’s ongoing substantial investment of time, money, and other resources to recruit, train, equip, and retain talented individuals, including the Optionee, promotes the business goodwill of the Company by fostering productive, long-term relationships between the Company and its employees. As a result of the Optionee’s position and the Optionee’s Partners, and employee contacts, the Optionee recognizes that the Optionee will gain valuable information about (i) the Company’s most sensitive and valuable confidential information, (ii) the Company’s business habits, needs, pricing policies, purchasing policies, profit structures, and margins, (iii) the Company’s relationships with its customers, their buying habits, special needs, and purchasing policies, (iv) the Company’s relationships with its suppliers, their pricing habits, and purchasing policies, (v) the Company’s pricing policies, purchasing policies, profit structures, and margin needs, (vi) the skills, capabilities and other employment-related information relating to the Company employees, and (vii) and other matters of which the Optionee would not otherwise know and that is not otherwise readily available. Such knowledge is essential to the business of the Company and the Optionee recognizes that it would be harmful if used for the benefit of the Company’s competitors. Optionee acknowledges and agrees that any injury to the Company’s Partner, or employee relationships, the loss of those relationships, or the inevitable disclosure of Company confidential information to a competitor would cause irreparable harm to the Company. Optionee recognizes that during a period following termination of the Optionee’s employment, the Company is entitled to protection from the Optionee’s use of Company confidential information and the Partner, and employee relationships with which the Optionee has been entrusted by the Company during the Optionee’s employment. Optionee acknowledges and agrees that due to the nature of the Optionee’s role within the Company and the Company confidential information to which the Optionee will have access, the Optionee’s employment with a competitor in the same or substantially the same capacity in which the Optionee was employed by the Company will inevitably result in the disclosure of the Company’s most sensitive confidential information. Optionee also recognizes that if the Optionee’s employment terminates, the Company will be required to rebuild the Partner, and employee relationships with which the Optionee has been entrusted by the Company during the Optionee’s employment. Optionee also recognizes that merely limiting the Partners, and employees the Optionee can solicit after termination will not be sufficient to protect the Company’s legitimate business interests.

b.Non-Competition and Non-Solicitation Obligations. Therefore, in exchange for receiving the Option, the Optionee hereby explicitly agrees that, during the Optionee’s employment and for a period of 12 months following the termination of the Optionee’s employment with the Company for any reason, including termination by the Company with or without cause, the Optionee will not, either as an employee, employer, consultant, agent, principal, partner, stockholder, officer, director, or in any other individual or representative capacity, directly or indirectly:

i.Engage in any business activities within the same line or lines of business for which the Optionee performed services for the Company and in a capacity that is similar to the capacity in which the Optionee was employed by the Company with any person or entity that competes with the Company in the consumer packaged food and beverage industry anywhere within North America.

ii.Solicit, assist in the solicitation of, or accept any business (other than on behalf of the Company) from any customer who, during the two (2) years immediately preceding the Optionee's termination, had been assigned to the Optionee by the Company, or any customer with which the Optionee had contact on behalf of the Company while an employee of the Company, or any customer about which the Optionee had access to confidential information by virtue of the Optionee's employment with the Company; or disclose to any person, firm, association, corporation or business entity of any kind the names or addresses of any such customer; or directly or indirectly in any way request, suggest or advise any such customer or any suppliers, licensees, licensors, vendors, consultants, and independent contractors with which the Optionee had contact on behalf of the Company to withdraw or cancel any of their business or refuse to continue to do business with the Company. This paragraph shall apply only where the customer is solicited to purchase a service or product that competes with the services or products offered by the Company.

iii.Cause, solicit, induce, or encourage any individual who was an employee of the Company at the time of, or within 6 months prior to, the Optionee’s termination, to terminate or reject their employment with the Company or to seek or accept employment with any other entity, including but not limited to a competitor, supplier, customer or client of the Company, nor shall the Optionee cooperate with any others in doing or attempting to do so. As used herein, the term “solicit, induce, or encourage” includes, but is not limited to, (i) initiating communications with a Company employee relating to possible employment, (ii) offering bonuses or other compensation to encourage a Company employee to terminate his or her employment with the Company and accept employment with any entity, (iii) recommending a Company employee to any entity, and (iv) aiding an entity in recruitment of a Company employee.

c.Reasonableness of Restrictions. The Optionee acknowledges and agrees that, given the Company’s operations, the geographic restrictions contained in the above restrictions are reasonable to protect the Company’s interests. The Optionee acknowledges and agrees that the length of the time periods applicable to the restrictive covenants set forth in this Section are appropriate and reasonable, in view of the nature of the Company’s business and Optionee’s employment with the Company and knowledge of its business. The Optionee acknowledges and agrees that the Optionee carefully considered the terms of this Agreement, including the covenants set forth in this Section II , and acknowledges that if this Agreement is enforced according to its terms, the Optionee will be able to earn a reasonable living in commercial activities unrelated to the Company in locations satisfactory to the Optionee. The Optionee also acknowledges that the restrictive covenants set forth in this Section II are a vital part of and intrinsic to the ongoing operations of the Company, in light of the nature of the business and the Optionee’s unique position, skills, and knowledge with and of the Company. Notwithstanding the foregoing, if any provision or portion of this Section II or its subparts is held to be unenforceable because of the scope, duration, territory, or terms thereof, the Optionee agrees that the court making such determination shall have the power to reduce the scope, duration, territory and/or terms of such provision, and to delete specific words or phrases in such provision, so that the provision is enforceable by the court, and such provision as amended shall be enforced by the court.

d.Direct or Indirect Violations. The Optionee acknowledges and agrees that the Optionee will be in violation of Section II if the Optionee engages in any or all of the activities set forth in this Section II directly as an individual, or indirectly for, through, or with assistance from, any other person or entity, whether as partner, joint venturer, employee, agent, salesperson, employee, officer, manager and/or director of any person or entity, or as an equity holder of any person or entity in which the Optionee or the Optionee’s spouse, child, or parent owns, directly or indirectly, any of the outstanding equity interests.

e.Tolling of Covenants. The Optionee acknowledges and agrees that that if it is judicially determined that the Optionee has violated any of the Optionee’s obligations under Section II, then the period applicable to each obligation that the Optionee has been determined to have violated shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals.

f.Remedies. The Optionee acknowledges and agrees that, in the event of a breach or threatened breach of the Optionee’s obligations under this Section II (including all subparts), irreparable injury would be caused to the Company, for which the Company would have an inadequate remedy at law. The Optionee therefore agrees that, in addition to and without limitation of any rights that the Company may otherwise have, at law or in equity, the Company shall have the right to temporary, preliminary, and permanent injunctive relief against the Optionee in the event of such breach, or threatened breach, in addition to any other equitable relief (including without limitation an accounting and/or disgorgement) and/or any other damages as a matter of law. The Optionee also agrees that the Company is entitled to its reasonable attorneys’ fees and costs incurred in enforcing the restrictive covenants contained in this Agreement or successfully prosecuting or defending any action under this Agreement. Furthermore, no bond need be posted in conjunction with the application for, or issuance of, an injunction (which requirement the Optionee hereby specifically and expressly waives).

III.	RECOUPMENT OF PROCEEDS

If the Optionee violates any agreement between the Optionee and the Company or its Affiliates with respect to non-competition, non-solicitation, confidentiality, or protection of trade secrets (or similar provision regarding intellectual property), including Section II of this Appendix A: (i) the Company shall have the right, at its discretion, to recoup or terminate any Option Shares that vested in the 12 months preceding either (A) the date on which the Company first became aware of such violation or (B) the date of the Optionee’s termination of employment; and (ii) if the Optionee has exercised any portion of the Option Shares that vested in the 12 months either (A) preceding the date on which the Company first became aware of such violation or (B) the date of Optionee’s termination of employment, the Optionee shall immediately remit a cash payment to the Company up to (but not in excess to) the difference between the Grant Price and the market price of each Option Share on the date of exercise. The remedy provided by this Section III shall be in addition to and not in lieu of any rights or remedies which the Company may have against the Optionee under any statute, regulation or Company policy, as in effect from time to time, relating to the forfeiture or recoupment of compensation.

The Optionee further agrees that by accepting the Option, the Optionee authorizes the Company and its affiliates to deduct any amount or amounts owed by the Optionee pursuant to this Section III from any amounts payable by or on behalf of the Company or any Affiliate to the Optionee, including, without limitation, any amount payable to the Optionee as salary, wages, vacation pay, bonus or the settlement of any exercised Option Shares or any stock-based award. This right of setoff shall not be an exclusive remedy and the Company’s or an affiliate’s election not to exercise this right of setoff with respect to any amount payable to the Optionee shall not constitute a waiver of this right of setoff with respect to any other amount payable to the Optionee or any other remedy.